                                                                     Exhibit 3.1

(a letterhead)
VAN TORREALBA ACEVEDO
NOTARIO PUBLICO
HUERFANOS 979 OF. 501- SANTIAGO

(a stamp)
VAN TORREALBA ACEVEDO
NOTARIA
SANTIAGO-CHILE
NOTARIO PUBLICO

ITA                            DIGEST No 12585-00

                                  MODIFICATION
                      "INVERSIONES HQI TRANSELEC LIMITADA"
                                     TODAY
                            HQI TRANSELEC CHILE SA.

IN SANTIAGO DE CHILE, On November twenty third of the year two thousand, in my presence, IVAN TORREALBA ACEVEDO, Chilean, married, lawyer and Notary Public for the Thirty Third Notary for Santiago, national identity card number three million four hundred seventeen thousand nine hundred ninety dash five, domiciled at Huerfanos nine hundred seventy nine, office five hundred one, in the Borough of Santiago, appear: Mr. Gonzalo Delaveau Swett, Chilean, single, lawyer, national identity card number eight million two hundred thirty eight thousand three hundred seventy seven dash one domiciled in this city at Miraflores street one hundred seventy eight, twelfth Floor, Borough of Santiago; on behalf of the company HQ-Puno Ltd., a company duly organized under the laws of Cayman Islands and Mr. Roberto Guerrero Valenzuela, Chilean, lawyer, married, national identity card number seven million eleven thousand thirty five dash zero, domiciled in this City at Miraflores street one hundred seventy eight, twelfth Floor, Borough of Santiago; on behalf of the company Inversiones HQI Chile Holding Limitada, a company organized under the laws of the Republic of Chile, both appearing parties of legal age, who evidence their identities though the aforementioned identity cards declare: ONE. Through public deed dated September fifteenth of the year two thousand executed in this same Notary, the corporation of limited liability INVERSIONES HQI TRANSELEC LIMITADA, was organized under the name Inversiones HQ Chile Limitada. An abstract of same was registered in the Register of Trade at the Office of the Real Estate Registrar for Santiago on page twenty four thousand nine hundred eleven, number nineteen thousand seven hundred thirty three and was published in the Official Gazette on September twenty sixth of the year two thousand. The company was modified through public deed executed in this Notary on October third of the year two thousand. An abstract of same was registered in the Register of Trade at the Office of the Real Estate Registrar for Santiago on page twenty six thousand one hundred seventy seven, number twenty thousand seven hundred twenty one and was published in the Official Gazette on October sixth of the year two thousand. Finally, through public deed executed in this Notary on October sixth of the year two thousand, the corporate equity was increased.

An abstract of this deed was registered in the Register of Trade at the Office of the Real Estate Registrar for Santiago on page twenty eight thousand fifty seven, number twenty two thousand three hundred eleven and was published in the Official Gazette on October twenty fourth of the year two thousand. TWO: The corporate equity amounts to six hundred million dollars of the United States of America. Up to now, the partners have paid for capital the total amount of five hundred thirty seven million four hundred seven thousand seven hundred seventy dollars of the United States of America. THREE: Through this act, the partners agree to diminish the corporate capital by the amount effectively contributed by them up to now. Consequently, the partners agree to substitute Article Seven of the corporate by-laws for the following: "ARTICLE SEVEN: The corporate equity amounts to five hundred thirty seven million four hundred seven thousand seven hundred seventy dollars of the United States of America which the partners have contributed and paid in cash, in the proportion as follows: a) The partner Inversiones HQI Holding Limitada has contributed and paid ninety nine point nine per cent of the corporate equity, that is the amount of five hundred thirty seven million three hundred fifty four thousand twenty five dollars of the United States of America; b) The partner HQ-Puno Ltd. has contributed and paid zero point zero one per cent of the corporate equity, that is, the amount of fifty three thousand seven hundred thirty five point four dollars of the United States of America". FOUR: Through this act the partners agree to transform this company into a closed stock company, and modify its corporate by-laws to conform them to and new partnership structure, so that the company therefrom will be governed by the following by-laws, and in the absence of them by the provisions of Law number eighteen thousand forty seven and its Regulations, with respect to the closed stock companies: TITLE ONE: NAME, DOMICILE AND DURATION. One: A stock company is organized under the name of "HQI Transelec Chile S.A.", which for publicity and advertising purposes may use the name "Transelec S.A.". The company will be governed by the provisions of the present by-laws and, in the absence of them by Law number eighteen thousand forty six and its regulations and the other norms applicable to these kinds of companies. Two: The legal domicile of the company will be the city of Santiago, in the borough of same name, without prejudice of the agencies, branches or offices that may be established in other places in the country or abroad. Three: The duration of the company will be indefinite. Four: The company's main purpose will be to operate and develop its own or third parties' electric systems, intended for the transportation or transmission of electric power, being able to that effect to acquire and make use of the respective concessions and authorizations and exercise all the rights and faculties conferred by the current legislation to the electric companies. The marketing of the capacity of transportation of the lines and modification of substations and the equipment related to them is included in the corporate purpose, so that the generating plants, both domestic and foreign, may transmit the electric power they produce and reach their consumption centers; the rendering of consulting services in the field of engineering and company management related to its main purpose; and the development of other commercial and industrial activities related to the Use of the electric transmission infrastructure. In accordance with its corporate purpose the company may act directly or through affiliate or related companies, both in the country or abroad. TITLE TWO: EQUITY AND SHARES. The corporate equity amounts to five hundred thirty seven million four hundred seven thousand seven hundred sixty point four dollars of the United States of America, divided into one million of registered shares without par value. This capital is subscribed and paid in the manner indicated in transitory article one in these by-laws. The company's shares may be paid in cash or in other assets. Six: A record of all the shareholders including the number of shares each of them owns will be kept, and only those registered may exercise their rights as shareholders. The form of the share titles, their issuance exchange, voidance, loss, replacement, assignment and other circumstances of same will be governed pursuant to Law and its regulations. TITLE III: COMPANY ADMINISTRATION. Seven: The company will be administrated by a Board of Directors comprised of five members. A surrogate director will be elected for each regular director. Eight: The directors will be in office for three years and may be re-elected indefinitely. Nine: The Board will be entirely renewed every three years in a regular shareholders' meeting. In the directors election and in all the others to be carried out, the share holders will be entitled to one vote per share they own or represent and may accumulate them in favor of a person or distribute them in the way they deem convenient, resulting elected the persons who, in one and same votation, obtain the highest number of votes until the number of persons to be elected is completed. What is provided in the foregoing paragraph does not prevent that through unanimous agreement by the voting shareholders attending the meeting, the voting is omitted and the election is carried out through acclamation. Ten:
The minutes in which the director election is recorded will include the names of all the attending shareholders, specifying the number of shares through which each has voted for himself or for those he represents, and with expression of the general result of the voting Eleven: In case of decease, resignation, bankruptcy, position incompatibilities or restrictions or other restriction that disable a director to carry out his duties or makes him stop performing them, the Board will be entirely renewed in the next regular shareholders' meeting to be held by the company, and in the interim the Board may appoint a surrogate. Twelve: The Board may be totally revoked before the expiration of its office term by agreement of the regular or special shareholders' meeting and, in such case, the same meeting shall elect a new Board. Consequently, the individual or collective revocation of one or more of its members will not be pertinent. Thirteen: The Board will elect a President and a Vice-president from its members at the first meeting after the shareholders' meeting in which it was elected. The company's General Manager or that person expressly appointed by the Board will act as the Secretary.
Fourteen: The Board meetings will be regular or special ones. There will be at least twelve sessions of the first kind of meetings distributed on the dates that the Board itself sets forth. At least one session must be held per month. The second kind of meetings will be held when called by the President's decision or at the suggestion of one or more directors, after the President's analysis of the necessity of such meeting, unless it is requested by the absolute majority of the directors, in which case the meeting will be necessarily held without prior analysis. Only those matters specifically indicated in the convocation will be dealt with in the special meetings. The Board's call to special meetings will done through certified letter sent to each director at least three days before it is held. This term period be reduced to twenty four hours if the letter is delivered personally to the director by a Notary Public. Fifteen: The Board meetings will be constituted with the absolute majority of its members. The Board's agreements will be adopted with the favorable votes of the directors attending the meeting, except for the agreements that pursuant to law or those by-laws that require a higher majority. In case of a tie, the vote of whom presides the meeting will decide it. Sixteen: The company may only celebrate acts or contracts in which one or more directors have their own interest or as representatives of another person, when said operations are known or approved by the Board and conform to equity conditions similar to those that normally prevail in the market. The agreements adopted by the Board to that respect will be informed in the next shareholders' meeting by the one who presides it, having to mention this matter in the call. Notwithstanding the above, the directors who have personal interest or as representative of other persons in one operation shall inform about this situation to the other directors or they shall abstain from deliberating on said operation. The respective agreements will be reached without the director or directors involved, and should the number of eligible directors not form a quorum, it will be the shareholders' meeting responsibility to pronounce about the operation. The abstentions to adopt agreements by the directors not involved, will be added to the votes of the majority. Seventeen: The Board's deliberations and agreements will be recorded in a special minutes book, which will be signed in each opportunity by the directors that have attended the meeting. Should any of them die or become disable to sign the corresponding minutes by any cause, the respective impeding circumstance will be recorded at the foot of the same minutes. The minutes will be deemed as approved from the moment it is signed by the aforementioned persons and from that moment the agreements approved in it will be carried out. Eighteen: The director who wants to save his responsibility with respect to an act or agreement of the Board shall record his opposition in the minutes and the company's President will report this situation in the following regular shareholders' meeting. Nineteen: The directors will be remunerated by their duties and the amount of the remunerations will be annually set forth by the regular shareholders' meeting. Twenty: In order to comply with the corporate purpose, a circumstance that will not be necessary to prove before third parties, the Board will represent the company in court and out of court and will be empowered with all the administration and disposal faculties that the law or these by-laws do not establish as the exclusive right of shareholders' meeting, without being necessary to confer it any power-of-attorney, inclusive for those acts or contracts respect of which the laws demand such circumstance. The above is without prejudice of the judicial representation that corresponds to the company's General Manager Twenty one: The director's duties are not delegating and are collectively exercised in a legally constituted room. The Board may delegate part of its faculties to the company's managers, sub-managers or lawyers, to the President, to a director or to directors commission and, for special determined purposes, to other persons. The company will keep an indicative public record of its presidents, directors, managers, or liquidators, specifying the dates they started and finished their duties. TITLE IV:

PRESIDENCY, VICEPRESIDENCY AND GENERAL MANAGEMENT. Twenty two: The president will be the president of the Board, of the shareholders' meetings and of the company. His express duties are as follows: a) Preside over the Board meetings and the shareholders' meetings. In his absence or impossibility, he will be surrogated for the vice-president and, in the absence or impossibility of both of them, for the person appointed by the Board or the shareholders' meetings, as the case may be; b) Call the Board to meetings when he considers it necessary and to shareholders' meetings when agreed by the Board or requested by the competent number of shareholders; c) Comply and cause to comply with that provided in the by-laws and the resolutions of the shareholders' meetings and those of the Board; d) In case of urgency, when the Board is not able to meet, take all the measures that are necessary for the company's interests, having to meet and report to the Board as soon as possible. Twenty three: The vice-president will surrogate the president in case of absence or temporary impossibility of the latter, without being necessary to prove these circumstances before third parties . Twenty four: The board will appoint a general manager who will be furnished with all the appropriate faculties and obligations of a business agent and with the others provided by the law and those he is conferred by the Board. Without the following relation being restrictive, the general manager will have the following faculties and obligations: a) Look after the compliance with the laws, with these by-laws and with the internal regulations the Board enacts, and comply with the its resolutions or those of the shareholders' meetings; b) Take care of the company's assets and funds; c) Subscribe all the public and private documents that company has to issue, when another person has not been expressly appointed to do it; d) Represent the company in court, pursuant to both paragraphs of Article seven of the Civil Procedure Code; e) Appoint and remove the employee staff in the way established by the respective regulation, set forth their remunerations and look after their conduct; f) Look after that the accounting is kept on a timely and orderly basis; g) Participate with right to voice in the Board meetings, being responsible with the other members for all the agreements in detriment of the company and shareholders, when his opinion on the contrary has not been recorded in the minutes; and h) Carry out the other duties he is conferred by these by-laws and those the Board considers he should be assigned. Twenty five: The general manager position is incompatible with that of company's president, director, auditor or accountant. TITLE FIVE:
SHAREHOLDERS' MEETINGS. Twenty six: The shareholders will meet in regular and special shareholders' meetings. The former ones will be held once a year in the first four-month period following the balance date, to decide respect to those matters normally dealt with in those meetings, without being necessary to indicate them in the respective call. The latter ones may be held any time, when the corporate needs demand that they be held to decide respect to any matter that the law or these by-laws provide that should be known by the shareholders' meetings and provided that those matters are indicated in the corresponding call. Twenty seven : The following are matters of a regular meeting: a) The analysis of the company's status and of the management supervisors' reports and the approval or objection of the annual report, balance, statements and financial presentations provided by the Board or the company's Liquidators; b) The profit distribution for each period and, particularly, the distribution of dividends; c) The election or revocation of the Board members, liquidators and the management supervisors; Set forth the Board's remuneration and e) Any other affair related to the company's interests and performance, except for those to be dealt with in a special shareholders' meeting, pursuant to law and to these by-laws. Twenty eight: The following are matters of a special meeting: a) The company's dissolution; b) The company's modification, merger or division and the modifications of its by-laws; c) The issuance of bonds or debentures, convertible into shares; d) The alienation of the company's assets and liabilities or of the total of its assets; e) The awarding of real and personal guarantees to secure third parties' obligations, unless they are affiliate companies, in which case the Board's approval will be sufficient. j) The other matters that pursuant to law or these by-laws are to be dealt with in it or in a shareholders' meeting. The matters indicated in letters a), b), c) and d) shall be agreed only in meetings held before a Notary who will certify that the minutes is the faithful expression of what occurred and was agreed in the meeting. The approval of the corporate purpose modification will require the affirmative vote of the two thirds of the attending shares or of those represented with voting right. The shareholders' meetings that deal with this matter shall be constituted with the absolute majority of the shares issued with voting right. Twenty nine: The call to shareholders' meeting, both regular or special, will be done through a highlighted advertising to be published at least on three different days in the newspaper of the corporate domicile selected by the meeting and in the form and conditions established by the regulations. Nevertheless, those meetings attended by the totality of voting shares may be held on a valid basis, even if the formalities required for the call have not been met Thirty: The meetings both regular or special will be constituted in first call with shares representing at least the absolute majority of the voting right shares, and, in second call with those attending or represented, regardless its number, and the agreements will be adopted by the absolute majority of the attending or represented shares with right to vote, without prejudice of the special majorities provided by law and these by-laws:
The notices for a second call may be published once the first call to meet has failed and, at all events, the new meeting shall be called to be held within forty five days following the date set for the meeting which was not held. Thirty one: Only the holders whose shares have been registered in the Shareholders Registry five business days before the respective meeting is held will be entitled to participate in the meetings and exercise their voice and voting rights. Each shareholder will be entitled to one vote per each share he posses or represents. The shareholders may be represented in the meetings by another person, whether a shareholder or not. The power shall in writing in the form and conditions stipulated by law and the regulations. Thirty two: The parties and the shareholders attending the meetings will sign an attendance sheet, indicating next each signature the number of shares each signing party has, the number of those he represents and the name of the represented party. Thirty three: The meeting's deliberations and agreements will be recorded in a special minutes book, which will be kept by the Board's Secretary. These minutes will be signed by the president or by that who acts as him, by the Secretary and by three attending shareholders chosen by the meeting, or by all the attending shareholders in case they are fewer than three. Only through the unanimous agreement of the attending parties, a fact occurred in the meeting and related to the corporate interests may be omitted in the minutes. The minutes will be deemed as approved upon its being signed by the indicated persons and from that moment the agreements approved in it will be carried out. Thirty four: The meeting will annually appoint independent external auditors in order to review the accounting, inventory, balance and other financial statements of the company and with the obligation that they report in writing at least fifteen days in advance of the following regular shareholders' meeting on the compliance with their assignment. TITLE SIX: BALANCE AND PROFIT DISTRIBUTION. Thirty five: The period will be ended as of December thirty first of each year and a company's assets and liabilities general balance will be performed. The balance shall express the new value of the shares and the corporate equity in accordance with the provisions of the law. Thirty six: The dividends will be exclusively paid to the account of net profit of the period or of those withheld from the balances approved by the shareholders' meeting . Should the company have accrued losses, the profits obtained in the period will be first allotted to absorb such losses. Should there be losses in the period, they will be absorbed with the withheld profits. Thirty seven: At least thirty per cent of the net profits of each period will be annually distributed as cash dividend to the shareholders, on a prorate basis of their shares, unless a unanimous agreement on the contrary has been adopted in the respective meeting by the shares issued. TITLE SEVEN: DISSOLUTION AND
LIQUIDATION: Thirty eight: The company will be dissolved by the causes indicated in article one hundred three of Law number eighteen thousand forty six Thirty nine: Once the company has been dissolved, it will be liquidated by a liquidating commission comprised of three members elected by the shareholders' meeting, which will determine its faculties, obligations, remunerations and period. TITLE EIGHT: ARBITRATION. Forty: Any discrepancy that may arise among the shareholders as such, or between them and the company or its administrators or among the latter, whether during the effective period of the company or during its liquidation, will be resolved by a mixed arbitrator, that is, arbitrator in the proceeding and of law in the judgement, who will be appointed by mutual agreement by the parties, who will hear the controversy in an only instance and without further appeal, except for that of complaint before the Supreme Court. In the event that the arbitrator appointment has to be done through ordinary justice, he will have the capacity of an arbitrator bound by legal principles and his appointment will fall in a lawyer who is or has been the Dean or Director of the Social and Juridical Sciences faculties of Universidad Catolica de Chile or Universidad de Los Andes, or full or special professor of Civil and Comercial Law and who has been taught those subjects at one of the aforementioned universities for at least three years. TRANSITORY ARTICLES. Transitory Article One: The corporate equity amounting to five hundred thirty seven million four hundred seven thousand seven hundred sixty dollars of the United States of America, is subscribed and entirely paid by the partners as follows: a) HQI Chile Holding Limitada subscribes the amount of nine hundred ninety nine thousand nine hundred shares, which pays in this act with the sum of five hundred thirty seven million three hundred fifty four thousand twenty five dollars of the United States of America, an amount which corresponds to the capital paid in by it in the transformed company; b) HQ-Puno Ltd. subscribes the amount of one hundred shares, which pays in this act with sum of fifty three thousand seven hundred thirty five dollars of the United States of America, an amount which corresponds to the capital paid in by it in the transformed company; Transitory Article Two: The first company's board will be comprised of Messrs. Yves Filon as the regular director and Gonzalo Delaveau Swett as his respective surrogate; Jacques Regis as the regular director and Roberto
Guerrero del Rio as his respective surrogate; Daniel Leclair as the regular director and Roberto Guerrero Valenzuela as his respective surrogate; Gilles Marchand as the regular director and Jorge Delpiano Kramer as his respective surrogate; and Pedro Lizama G. as the regular director and Arturo Mann Vicuna as his respective surrogate who will be in office until the first Regular Shareholders' Meeting is held, and will have all the faculties that the by-laws confer to the board. Transitory Article Three: The firm Price Waterhouse

Coopers is appointed as external auditors. Transitory Article Four: To the effect of what is provided in article fifty nine of Law number eighteen thousand forty six, it is agreed that the calls to Shareholders' Meetings will be published in any of the newspapers of Santiago: La Segunda, La Tercera or El Mercurio, as determined by the General Manager. FIVE: Furthermore, through this act, even though HQI Transelec Chile S.A. is the same legal entity as the company HQI Transelec Limitada, since the latter has only changed from a limited responsibility company into a stock company, the shareholders of HQI Transelec Chile S.A., acting on behalf of it, hereby declare that this company becomes severally responsible for the payment of all and each tax HQI Transelec Limitada owes or may owe, as well as for all the tax nature obligations to which it may be subject. SIX: For all the accounting and tax purposes, and those of any other kind, it is agreed that the company's modification will be in effect as of the date hereof. SEVEN: The legal capacity of Mr. Gonzalo Delaveau Swett to represent HQ-Puno Ltd. is acknowledged in the power awarded in Montreal dated September twenty fifth of the year two thousand, which duly legalized was formalized in this notary on October sixth of the year two thousand. The legal capacity of Mr. Roberto Guerrero Valenzuela to represent HQI Chile Holding Limitada. is acknowledged in public deed dated October third of the year two thousand formalized in this notary. EIGHT: The bearer of the authorized copy of an abstract of this deed, is entitled to carry out the legalization procedures of the by-laws modifications and to request and sign all the pertinent registrations, sub-registrations and publications. In witness and previous reading thereof, the signatures below were affixed. Copy was delivered and it was annotated in the Digest Book under the aforementioned number. In witness whereof.


Illegible signature of
Gonzalo Delaveau Swett
By Hq-Puno Ltd.

Illegible signature of
Roberto Guerrero Valenzuela
By Inversiones HQI Chile Holding Limitada.

A stamp:

The present copy is a faithful copy of the original rendered
Santiago September 20, 2000
Illegible signature of Ivan Torrealba Acevedo
Notary Public

                               DIGEST No 2829-01

                         SPECIAL SHAREHOLDERS' MEETING

                            HQI TRANSELEC CHILE S.A.

In SANTIAGO, CHILE, on the ninth day of March, year two thousand one, before me, IVAN TORREALBA ACEVEDO, Chilean citizen, married, lawyer and Notary Public of the Thirty-third Notary for Santiago, national identity card number three million, four hundred seventeen thousand ninety dash five, domiciled at Huerfanos nine hundred seventy-nine, office five hundred one, in the borough of Santiago, appear: Mr. Jose Miguel Ried Undurraga, Chilean citizen, married, lawyer, domiciled, for these purposes, in this city, at Miraflores one hundred seventy-eight, twelfth floor, borough of Santiago, national identity card number eleven million six hundred twenty-five thousand three hundred forty-nine dash six, who evidenced his identity through the aforementioned identity card and stated that he hereby summarizes into a public deed the minutes of the Special Shareholders' Meeting of HQI Transelec Chile S.A., that is in the following tenor: MINUTES OF THE FIRST

SPECIAL SHAREHOLDERS' MEETING OF HQI TRANSELEC CHILE S.A.. HELD ON THE NINTH DAY OF MARCH. YEAR TWO THOUSAND ONE. In Santiago, on the ninth day of March, year two thousand one, at eight thirty a.m., at the premises located at Santa Rosa seventy-six, ninth floor, Borough of Santiago, the Special Shareholders' Meeting of HAQ Transelec Chile S.A. was held. The meeting was presided over by Mr. Gonzalo Delaveau Swett and was attended by representatives of all of the shareholders. It was also attended by the General Manager, Mr. Guillermo Espinosa Ihnen and the legal counsel to the company, Mr. Fernando Abara Elias. It was also attended by the Notary Public for Santiago. Mr. Ivan Torrealba Acevedo, in his capacity as Authenticating Officer. ONE: SUMMONDS, ATTENDANCE, QUORUM AND POWERS. The president reminded that this Special Shareholders' Meeting was summoned to comply the agreement reached by the Board of Directors at Meeting number five held on march seven, year two thousand one, in order to deal with the matters indicated in the summons. Likewise, he asked to leave on record that, having been the attendance of all the company's shareholders guaranteed in advance and that they all have attended the meeting, it was not necessary to perform all the formalities respect to the summons and the necessary publications. The president expressed that, notwithstanding the above, on march eight, year two thousand one, a letter of summons was delivered to all the shareholders and to the Superintendency of Securities and Insurance, through which the date, place and matters to be dealt with at the special meeting was informed. The below indicated shareholders were present: A) The company Inversiones HQI Chile Holding Limitada, represented by Mr. Jose Muguel Ried Undurraga, for nine hundred ninety-nine thousand nine hundred shares. B) The company HQ -- PUNO Ltd., represented by Mr. Gonzalo Delaveau Swett for one hundred shares. Once the proxies of the parties attending the meeting were verified, they were unanimously approved by the attending parties. Having been the attendance book signed, and having all of the one million of outstanding shares attended, the president declared the legality of the meeting. TWO: APPOINTMENT OF A SECRETARY TO THE MEETING. Pursuant to Stock Company Law Article Seventy-two and Article Thirty-three of the by-laws, the minutes of the meeting must be signed by the president of the meeting, by the shareholders' representatives and by the secretary to the meeting. FOUR: AGENDA. The following agenda is to be dealt with: FIRST SUBJECT MATTER IN THE AGENDA. "Regularization of formal vice of nullity affecting the company's transformation deed dated November twenty-third, year two thousand, executed at the offices of the notary public for Santiago Mr. Ivan Torrealba Acevedo". The president explained that through public deed dated November twenty-third, year two thousand, executed at the notary for Santiago of Mr. Ivan Torrealba Acevedo, the company was transformed into a stock company, being its new by-laws worded to said effect. An abstract of said deed was registered in the Register of Commerce for Santiago on Page thirty-three thousand eight hundred forty-three, Number twenty-seven thousand eighty-three, for the year two thousand, and was published in the Official Gazette dated December twenty-second, year two thousand. It was erroneously indicated In the aforementioned deed that the equity capital amounted to five hundred thirty-seven million four hundred seven thousand seven hundred seventy point four dollars of the United States of America, whereas the correct sum of the capital amounts to five hundred thirty-seven million four hundred seven thousand seven hundred sixty dollars of the United States of America. The abstract that was published and registered mentions the correct equity capital. AGREEMENT: At the president's suggestion, and as provided in law number nineteen thousand four hundred ninety-nine about regularization of Annulments, the meeting unanimously agreed to amend the error as to the mention of the capital, by stating that the equity capital amounts to five hundred thirty-seven million four hundred seven thousand seven hundred sixty dollars of the United States of America. SECOND SUBJECT MATTER IN THE AGENDA. "Change the currency of the equity capital, from dollars of the United States of America to Chilean pesos, local legal tender". The president stated that the equity capital indicated in the by-laws was set in dollars of the United States of America; however, the financial statements are expressed in Chilean pesos. In order to comply with what is provided under Circular Letter Number three hundred thirty-one, dated nineteen eighty-three, of the Superintendency of Securities and Insurance, it becomes necessary to consolidate the type of currency. AGREEMENT: At the President's proposal, the Meeting agreed to modify the corporate by-laws in order to express the corporate equity capital in Chilean pesos, local legal tender, without that implying an increase or decrease in same. To said effect, the dollar worth on the day that the appropriate contributions were paid in was used as the rate of exchange. As a result of the aforementioned agreements, the President stated the need to replace permanent article five and first transitory article of the corporate by-laws. AGREEMENT: The attending shareholders unanimously agreed to replace permanent article five and first transitory article of the corporate by-laws as follows:

"Five: The equity capital amounts to three hundred seven thousand eighty million four hundred fifteen thousand fifteen Chilean pesos, divided into one million registered shares without face value. This capital is subscribed and paid in as indicated under transitory article one of these by-laws. The company's stock may be paid in cash or in kind. "Transitory Article One: The equity capital, amounting to three hundred seven thousand eighty million four hundred fifteen thousand fifteen Chilean pesos, is subscribed and paid in whole by the partners as follows: a) HQI Chile Holding Limitada subscribes the amount of nine hundred ninety-nine thousand nine hundred shares paid in prior to this act with the sum of three hundred seven thousand forty-nine million four hundred sixty-three thousand twenty-five Chilean pesos, in its equivalent to dollars of the United States of America at the rate of exchange of five hundred seventy-one point forty-one Chilean pesos per dollar; b) HQ -- Puno Ltd. subscribes the amount of one hundred shares, paid in prior to this act with the sum of thirty million nine hundred fifty-one thousand five hundred ninety pesos, in its equivalent to dollars of the United States of America at the rate of exchange of five hundred seventy-six Chilean pesos per dollar". THIRD SUBJECT MATTER IN THE AGENDA. "Designation of a newspaper to publish notices as provided by law". Upon the President's suggestion, the meeting unanimously agreed to designate the newspaper "La Segunda" as the only newspaper to publish the notices Stock Company Law article fifty-nine refers to. AGREEMENT: As a result of the above, the meeting unanimously agreed to replace transitory article four of the by-laws as follows: "Transitory Article Four: For the purposes of what is provided in Law number eighteen thousand forty six article fifty-nine, it is agreed that the summons to

Shareholders' Meetings are to be published in the Santiago newspaper "La Segunda". FOURTH SUBJECT MATTER IN THE AGENDA. "Submission of the Company to the norms governing open stock companies". The President stated the reasons why it becomes advisable that the company holds an open stock company capacity in the terms provided under Law number eighteen thousand forty-six article two. In virtue thereof, the company will be subject to the supervision of the Superintendency of Securities and Insurance. AGREEMENT: The meeting unanimously agreed to register the company in the Register of Securities that is kept by the Superintendency of Securities and Insurance and, consequently, replace Article One of the corporate by-laws as follows: "One: A company under the name of "HQI Transelec Chile S.A." is organized, and which, for all advertising or publicity purposes, may use the name "Transelec S.A.". The company will be governed by the provisions of the present by-laws and, in their silence, by Law number eighteen thousand forty-six and its regulation. In addition, as provided under law eighteen thousand forty-six article two, the company will be subject to the norms governing open stock companies." Five. SUMMARIZATION INTO PUBLIC DEED. AGREEMENT. The meeting unanimously agreed to empower any one of Messrs. Fernando Abara Elias, Gonzalo Delaveau and Jose Miguel Ried Undurraga, to summarize the minutes of this meeting into a public deed, once it has signed by all the attending parties and even without waiting for its approval at another Meeting. The meeting was adjourned at nine o'clock a.m.. Jose Miguel Ried Undurraga. Gonzalo Delaveau Swett. Fernando Abara Elias, Secretary. Certified. In Santiago, on this ninth day of March, year two thousand one, Ivan Torrealba Acevedo, Notary Public of the thirtieth Notary Office for Santiago, domiciled at Huerfanos nine hundred seventy-nine, office five hundred one, hereby certifies his having attended the Special Shareholders' Meeting the present minutes refers to and that same is a faithful reflection of transpired and was agreed to therein. Ivan Torrealba Acevedo. Notary Public. After reading, the appearing party affixes his signature. Recorded in the Digest Book under the number indicated at the beginning hereof. Copy delivered. In witness hereof.


/s/ Jose Miguel Ried Undurraga
------------------------------
Jose Miguel Ried Undurraga

Seal of IVAN TORREALBA ACEVEDO
            NOTARY PUBLIC

MARCH 2, 2001

                                    ABSTRACT

      Ivan Torrealba Acevedo, Notary Public of the 33rd Notary for Santiago, Huerfanos 979, Office 501, Santiago, hereby certifies: today, in my presence, the minutes of the Special Shareholders' Meeting of "HQI Transelec Chile S.A.", held on this day, was summarized into public deed, and at which the following was agreed to: A) amend, pursuant to Law No 19,499, deed defect dated November 23, 2000, executed in my presence, Huerfanos 979, Office 501, in order to establish that the equity capital amounts to US$ 537,407,760 and not US$ 537,407,760.4. An abstract of the aforementioned deed was published in the Official Gazette of December 22, 2000, and was registered in the Register of Commerce for Santiago for the year 2000 on page 33843 No 27083. B) Modify the by-laws in order that the equity capital be expressed in Chilean pesos and not in dollars. Consequently, the equity capital amounts to Ch$ 307,080,415,015, divided into 1 million shares without nominal value, fully subscribed and paid in. Other modifications are not abstracted.

Santiago, March 9, 2001.


                             Ivan Torrealba Acevedo
                                 Notary Public

--------------------------------------------------------------------------------
Ivan Torrealba Acevedo, Notary Public of the 33rd Notary for Santiago, Huerfanos 979, Office 501, Santiago, hereby certifies: today, in my presence, the minutes of the Special Shareholders' Meeting of "HQI Transelec Chile S.A.", held on this day, was summarized into public deed, and at which the following was agreed to:
A) amend, pursuant to Law No 19,499, deed defect dated November 23, 2000, executed in my presence, Huerfanos 979, Office 501, in order to establish that the equity capital amounts to US$ 537,407,760 and not US$ 537,407,760.4. An abstract of the aforementioned deed was published in the Official Gazette of December 22, 2000, and was registered in the Register of Commerce for Santiago for the year 2000 on page 33843 No 27083. B) Modify the by-laws in order that the equity capital be expressed in Chilean pesos and not in dollars. Consequently, the equity capital amounts to Ch$ 307,080,415,015, divided into 1 million shares without nominal value, fully subscribed and paid in. Other modifications are not abstracted. Santiago, March 9, 2001. Ivan Torrealba Acevedo. Notary Public.

--------------------------------------------------------------------------------